As filed with the United States Securities and Exchange Commission on September 2, 2021
Registration No. 333-256935

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GALILEO ACQUISITION CORP.
(Exact name of registrant as specified in its charter)
Cayman Islands*	6770	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
1049 Park Ave. 14A
New York, NY 10028
(347) 517-1041
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)
(347) 517-1041
(Name, address, including zip code and telephone number, including area code, of agent for service)
Copies to:
Douglas S. Ellenoff, Esq. Stuart Neuhauser, Esq. Matthew A. Gray, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105 (212) 370-1300
Hozefa M. Botee, Esq.
Jeffrey R. Vetter, Esq.
John H. Olson, Esq.
Jerry Ku, Esq.
Gunderson Dettmer Stough Villeneuve
Franklin & Hachigian, LLP
1250 Broadway, 23rd Floor
New York, New York 10001
Telephone: (212) 730-8133
Fax: (877) 881-3007

Approximate date of commencement of proposed sale to the public: As soon as practicable after (i) this registration statement is declared effective and (ii) upon completion of the applicable transactions described in the enclosed joint proxy statement/consent solicitation statement/prospectus.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered*	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock(1)(5)	16,710,000	$10.05(6)	$167,935,500	$18,321.76(10)
Warrants to purchase Common Stock(2)(5)	18,410,000	$1.08(7)	$19,882,800	$2,169.21(10)
Common Stock(3)(5)	18,410,000	$11.50(8)	$211,715,000	$23,098.11(10)
Common Stock(4)(5)	35,250,000	N/A(9)	$1,175(9)	$0.13(10)
Total			$399,534,475	$43,589.21(10)(11)

*
Immediately prior to the consummation of the Business Combination described herein, the registrant, a Cayman Islands exempted company, intends to effect a deregistration under Section 206 of the Companies Act (As Revised) and a domestication under Section 388 of the Delaware General Corporation Law (the “Domestication”), pursuant to which the registrant’s jurisdiction of incorporation will be transferred by way of continuation from the Cayman Islands to the State of Delaware and the name of the registrant will be changed to “Shapeways Holdings, Inc.”

(1)
Represents the number of ordinary shares (including ordinary shares included in units) outstanding as of June 7, 2021, which, as a result of the Domestication, will be converted by operation of law into shares of common stock of the registrant (the “Common Stock”), excluding 690,000 ordinary shares held by Galileo Founders Holdings, L.P. (the “Sponsor”) which the Sponsor has agreed to forfeit if the Business Combination is consummated.

(2)
Represents the number of warrants to acquire ordinary shares outstanding as of June 7, 2021 (including warrants included in units), which, as a result of the Domestication, will become warrants to acquire the same number of shares of Common Stock at the same price and on the same terms and the warrants that may be purchased by the Sponsor (the “Sponsor Warrants”) upon conversion in full of the outstanding convertible note issued by the registrant to the Sponsor for an aggregate principal amount of up to $500,000.

(3)
Represents the number of shares issuable upon exercise of all of the warrants outstanding as of June 7, 2021, which, as a result of the Domestication, will become warrants to acquire shares of Common Stock, including the number of shares issuable upon exercise of the Sponsor Warrants.

(4)
Represents the maximum number of shares of Common Stock issuable in connection with the Business Combination.

(5)
Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends, or similar transactions.

(6)
Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the ordinary shares on the New York Stock Exchange on June 7, 2021 in accordance with Rule 457(f)(1).

(7)
Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the registrant’s publicly traded warrants on the New York Stock Exchange on June 7, 2021 in accordance with Rule 457(f)(1).

(8)
Represents the exercise price of the warrants.

(9)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2). The securities expected to be cancelled in exchange for Common Stock in the Business Combination are securities of a private corporation with an accumulated capital deficit, no market for which exists. Therefore, the proposed maximum aggregate offering price is one-third of the aggregate par value of the securities expected to be exchanged in the Business Combination.

(10)
Determined in accordance with Section 6(b) at a rate equal to $109.10 per $1,000,000 of the proposed maximum aggregate offering price.

(11)
Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to Section 8(a), may determine.

Explanatory Note
This amendment is being filed to reflect an increase in the maximum number of shares of Common Stock issuable in connection with the Business Combination.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.
Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, civil fraud or the consequences of committing a crime. Following the Business Combination, the Proposed Charter and Bylaws of the Company will provide for indemnification of its officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud or willful default.
Galileo has purchased a policy of directors’ and officers’ liability insurance that insures its officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures Galileo against its obligations to indemnify its officers and directors.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Galileo pursuant to the foregoing provisions, Galileo has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 21.
Exhibits and Financial Statement Schedules.

(a)
The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
1.1	Underwriting Agreement, dated October 17, 2019, between Galileo and EarlyBirdCapital, Inc.(3)*
2.1+	Agreement and Plan of Merger and Reorganization, dated as of April 28, 2021, by and among Galileo, Galileo Founders Holdings, L.P., in the capacity as the Purchaser Representative thereunder, Shapeways, and Fortis Advisors LLC, in the capacity as the Seller Representative thereunder (included as Annex C to the proxy statement/consent solicitation statement/prospectus).(1)*
3.1	Amended and Restated Memorandum and Articles of Association.(3)*
3.2	Form of Proposed Charter, to become effective upon the Business Combination and Domestication (included as Annex A to the proxy statement/consent solicitation statement/prospectus).*
3.3	Form of Bylaws, to become effective upon the Business Combination and Domestication (included as Annex B to the proxy statement/consent solicitation statement/prospectus).*
4.1	Specimen Unit Certificate.(2)*
4.2	Specimen Ordinary Share Certificate.(2)*
4.3	Specimen Warrant Certificate.(2)*
4.4	Warrant Agreement, dated October 17, 2019, by and between Galileo and Continental Stock Transfer & Trust Company, as Warrant Agent.(3)*
5.1	Opinion of Ellenoff Grossman & Schole LLP.*
8.1	Tax opinion of Ellenoff Grossman & Schole LLP.*
10.1	Letter Agreement, dated October 17, 2019, by and among Galileo, its officers, directors and Galileo Founders Holdings, L.P.(3)*

Exhibit No.	Description
10.2	Administrative Services Agreement, dated October 17, 2019, by and among Galileo and Ampla Capital, LLC.(3)*
10.3	Investment Management Trust Agreement, dated October 17, 2019, by and between Galileo and Continental Stock Transfer & Trust.(3)
10.4	Registration Rights Agreement, dated October 17, 2019, by and among Galileo, Galileo Founders Holdings, L.P. and the investors party thereto.(3)*
10.5	Warrant Subscription Agreement, dated October 17, 2019, by and between Galileo and Galileo Founders Holdings, L.P.(3)*
10.6	Warrant Subscription Agreement, dated October 17, 2019, by and between Galileo and EarlyBirdCapital, Inc.(3)*
10.7	Share Escrow Agreement, dated October 17, 2019, by and between Galileo, the Sponsor and Continental Stock Transfer & Trust Company.(3)*
10.8++	Form of Lock-Up Agreement, dated as of April 28, 2021, by and between Shapeways, and the shareholder of Shapeways party thereto.(1)*
10.9++	Non-Competition Agreement, effective as of April 28, 2021, by and among Galileo, Shapeways, and Greg Kress.(1)*
10.10++	Sponsor Forfeiture Letter, dated as of April 28, 2021, by and between Galileo and Galileo Founders Holdings, L.P.(1)*
10.11	Form of Subscription Agreement, dated as of April 28, 2021, by and among Galileo, Shapeways, and the subscriber party thereto.(1)*
10.12	Form of Voting Agreement, dated as of April 28, 2021, by and among Galileo, Shapeways, and the shareholders of Shapeways party thereto.(1)*
10.13	Form of Amendment to Share Escrow Agreement (included as Annex D to the proxy statement/consent solicitation statement/prospectus).*
10.14++	Form of Shapeways Holdings, Inc. 2021 Equity Incentive Plan (included as Annex E to the proxy statement/consent solicitation statement/prospectus).*
10.15++	Form of Shapeways Holdings, Inc. 2021 Employee Stock Purchase Plan (included as Annex F to the proxy statement/consent solicitation statement/prospectus).*
10.16++	Form of Employment Agreement between Shapeways, Inc. and Greg Kress.*
10.17++	Form of Employment Agreement between Shapeways, Inc. and Jennifer Walsh.*
10.18++	Form of Employment Agreement between Shapeways, Inc. and Miko Levy.*
10.19	Promissory Note of Galileo, dated December 14, 2020.(5)*
10.20	Memorandum of Understanding, dated as of March 26, 2021, by and between Shapeways, Inc. and Desktop Metal.*
10.21	Form of Shapeways Holdings, Inc. Transaction Bonus RSU Award Agreement.*
10.22	Form of Shapeways Holdings, Inc. Earnout RSU Award Agreement.*
23.1	Consent of Withum Smith+Brown, PC, independent registered public accounting firm of Galileo.*
23.2	Consent of Withum Smith+Brown, PC, independent registered public accounting firm of Shapeways.*

Exhibit No.	Description
23.3	Consent of Briggs & Veselka Co, independent registered public accounting firm of Shapeways.*
23.4	Consent of Ellenoff Grossman & Schole LLP (included as part of Exhibit 5.1).*
24.1	Power of Attorney (contained on the signature page to the initial filing of this registration statement).*
99.1	Form of Proxy Card for Shareholders.*
99.2	Consent of Alberto Recchi to be named as a Director.*
99.3	Consent of Patrick S. Jones to be named as a Director.*
99.4	Consent of Robert Jan Galema to be named as a Director.*
99.5	Consent of Josh Wolfe to be named as a Director.*
99.6	Consent of Greg Kress to be named as a Director.*
99.7	Consent of Ryan Kearny to be named as a Director.*
101.INS*	XBRL Instance Document.
101.SCH*	XBRL Taxonomy Extension Schema Document.
101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB*	XBRL Taxonomy Extension Label Linkbase Document.
101.PRE *	XBRL Taxonomy Extension Presentation Linkbase Document.

+	Certain exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2).
++	Indicates a management or compensatory plan.
*	Previously filed.
(1)	Incorporated herein by reference to the Registrant’s Current Report on Form 8-K filed on April 28, 2021.
(2)	Incorporated herein by reference to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-234049).
(3)	Incorporated herein by reference to the Registrant’s Current Report on Form 8-K filed on October 23, 2019.
(4)	Incorporated by reference to the Company’s Form S-1, filed with the SEC on October 2, 2019, as amended.
(5)	Incorporated by reference to the Company’s Form 8-K, filed with the SEC on December 16, 2020.

Item 22.
Undertakings

The undersigned registrant hereby undertakes as follows:
(a) (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended, or the Securities Act;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)   That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)   That, for the purpose of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)   Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(7)   That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(8)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(b)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(c)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York State of New York, on September 2, 2021.
GALILEO ACQUISITION CORP.
By:
/s/ Luca Giacometti

Luca Giacometti
Chairman and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:
Name	Title	Date
/s/ Luca Giacometti Luca Giacometti	Chairman and Chief Executive Officer (Principal Executive Officer)	September 2, 2021
* Alberto Recchi	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	September 2, 2021
* Alberto Pontonio	Independent Director	September 2, 2021
* Robert Cohen	Independent Director	September 2, 2021
* Patrick S. Jones	Independent Director	September 2, 2021
* Galeazzo Pecori Giraldi	Independent Director	September 2, 2021
*By: /s/ Luca Giacometti Luca Giacometti Attorney-In-Fact